UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2021

INTELLIA THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37766	36-4785571
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40 Erie Street, Suite 130 Cambridge, Massachusetts		02139
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (857) 285-6200

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	NTLA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Georgia Keresty as Director

On April 9, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Intellia Therapeutics, Inc. (the “Company”), the Board appointed Georgia Keresty, Ph.D., M.P.H., as a Class III director, with a term expiring at the 2022 annual meeting of stockholders. Dr. Keresty was also elected to the Nominating and Corporate Governance and Audit Committees of the Board. The Board determined that Dr. Keresty is independent under the listing standards of Nasdaq.

Dr. Keresty brings more than 35 years of pharmaceutical industry experience to Intellia’s Board, including leading the transition of novel therapeutic programs from preclinical to clinical development and process development to commercial manufacturing. Dr. Keresty served as the Chief Operating Officer for Takeda Research and Development (“Takeda R&D”), a division of Takeda Pharmaceuticals USA, Inc. (“Takeda”) from December 2017 to December 2020. During Dr. Keresty’s time at Takeda, she also served as Takeda R&D’s Global Head of Medical Sciences and Development Operations. Prior to her time at Takeda, Dr. Keresty worked at Johnson & Johnson from July 2003 to September 2017, serving in multiple roles including as Vice President and Global Head, Pharmaceutical Development and Manufacturing Science. Dr. Keresty has also worked at Bristol-Myers Squibb Company and Novartis Pharmaceuticals Corporation. Dr. Keresty earned a B.S. in chemical engineering from Clarkson University and a B.S. in computer science from Ramapo College of New Jersey. Dr. Keresty also earned an M.S. in information systems from Pace University, an M.B.A. and Ph.D. in operations management from Rutgers Business School, and an M.P.H. in Global Health Leadership from the University of Southern California. Dr. Keresty achieved her NACD Directorship Certification in September 2020, and serves on the board of directors of Solid Biosciences, Inc., Aspen Technology, Inc. and Commissioning Agents, Inc. Dr. Keresty is also on the board of trustees for Clarkson University.

Dr. Keresty does not have any family relationships with any of the executive officers or directors of the Company. There are no arrangements or understandings between Dr. Keresty and any other person pursuant to which she was elected as a director of the Company.

As a non-employee director, Dr. Keresty will receive cash compensation paid by the Company pursuant to its non-employee director compensation policy.  In addition, under the Company’s director compensation policy, upon her election as a director on April 9, 2021, Dr. Keresty was granted an option to purchase 7,755 shares of the Company’s common stock at an exercise price per share of $70.64, as well as 4,955 restricted stock units. These awards vest as to 33 1/3% of the total award one year after the date of grant and thereafter in substantially equal quarterly installments during the subsequent two years, subject to continued service through such date, and would accelerate and become fully vested upon the occurrence of a sale event of the Company. Dr. Keresty will enter into the Company’s standard form of indemnification agreement, a copy of which was filed as Exhibit 10.6 to Amendment No. 3 to the Company’s Registration Statement on Form S-1 (File No. 333-210689) filed with the Securities and Exchange Commission on April 27, 2016. Pursuant to the terms of this agreement, the Company may be required, among other things, to indemnify Dr. Keresty for some expenses, including attorneys’ fees, judgments, fines and settlement amounts respectively incurred by her in any action or proceeding arising out of her respective service as one of our directors.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated April 12, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Intellia Therapeutics, Inc.

Date: April 12, 2021	By:	/s/ John M. Leonard
Name: John M. Leonard
Title: Chief Executive Officer and President

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